                                                                   Exhibit 99(b)

Summary of Debt Restructuring
-----------------------------

  The following summarizes the terms of the restructuring of the outstanding $125 million Senior Subordinated Notes due 2003 of Kaiser Group International, Inc. The restructuring will be governed by a Plan of Reorganization to be filed with the Federal Bankruptcy Court in Delaware, and the securities referred to in this summary will be issued only pursuant to the Plan of Reorganization following approval by the Bankruptcy Court.

  The Plan of Reorganization will contemplate the formation of a new holding company, referred to as Kaiser Group Holdings, Inc. ("Newco"). Current holders of Kaiser common stock (together with holders of allowed equity claims in the bankruptcy proceeding) will receive 15% of Newco's common stock.

  Holders of Kaiser's outstanding $125 million Senior Subordinated Notes due 2003, as well as other creditors with allowed claims in the bankruptcy proceeding, will receive shares of Newco preferred stock and 85% of Newco's common stock in exchange for their notes and claims as creditors. The liquidation preference of the preferred stock to be issued will be equal to 55% of the sum of the outstanding notes (plus accrued interest) plus other allowed creditor claims in the bankruptcy proceeding. Dividends on the preferred stock will be declared quarterly and paid in cash at an annual rate of 7% or paid in additional shares of preferred stock at an annual rate of 12%. Proceeds from the disposition of assets (including Kaiser's two engineering operating units) and release of cash backing a letter of credit related to the Nova Hut steel mini-mill project in the Czech Republic will be applied to redeem the preferred stock.

  Following completion of the reorganization, Newco will be governed by a three-person Board of Directors. It is anticipated that the three initial directors of Newco will be identified in the disclosure statement to be approved by the Bankruptcy Court.

  Kaiser Government Programs, Inc. ("KGP"), a Kaiser subsidiary, owns 100% of another subsidiary that owns Kaiser's interest in Kaiser-Hill Company, LLC. KGP will offer to use "excess" distributions available from Kaiser-Hill to repurchase Newco preferred stock at a purchase price equal to 100% of the liquidation preference plus accrued and unpaid dividends.